Exhibit 5.1

THE MINTZ FRAADE LAW FIRM, P.C.

COUNSELORS AT LAW

271 MADISON AVENUE

NEW YORK, NEW YORK 10016

TELEPHONE (212) 486-2500	OF COUNSEL EDWARD C. KRAMER JON M. PROBSTEIN
JOSEPH J. TOMASEK TELECOPIER (212) 486-0701

March 20, 2018

Exent Corp.

3773 Howard Hughes Parkway,
Suite 500S

Las Vegas, Nevada 89169-6014

RE: Opinion letter

Gentlemen:

Our firm has been requested by Exent Corp., a Nevada corporation (the “Company”) to issue a legal opinion with respect to whether the 4,000,000 shares of Common Stock of the Company, par value $.001 per share, (the “Shares”) to be registered pursuant to the registration statement on Form S-1 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “SEC”) for the purpose of registering such 4,000,000 Shares pursuant to the Securities Act of 1933, as amended (the “Act”), shall upon issuance, be duly and validly authorized, legally issued, fully paid and non-assessable.

In connection with rendering this opinion, we have examined copies of the following (collectively, the “Documents”): (A) Business Entity Information for the Company as shown on the web page of the Secretary of State of Nevada on March 16, 2018, which provides that the Articles of Incorporation of the Company, filed on February 15, 2017, authorized 75,000,000 Shares; (B) the Bylaws of the Company; (C) minutes dated November 15, 2017 of the Board of Directors of the Company approving the adoption of the Bylaws and which approved the issuance of 1,500,000 Shares to Marat Asylbekov in consideration for $1,500; (D) minutes dated February 1, 2018 of the Board of Directors of the Company approving the issuance of the Shares and their inclusion in the Registration Statement and (E) a copy of a draft of the Registration Statement dated as of March 6, 2018.

In our examination, we have assumed, without investigation, the following: (A) the authenticity of the Documents; (B) the genuiness of all signatures of the Documents; (C) the legal capacity of all persons who executed the Documents; (D) the valid execution by all persons who executed the Documents; (E) that such Documents are free from any form of fraud, misrepresentation, duress, or criminal activity and (F) that the Company followed proper offering procedures, including but not limited to, the delivery of a copy of the Prospectus which is part of the Registration Statement to the Shareholders prior to investment.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to our review of the Documents. We believe that a review of the Documents was what was necessary in order for us to render this opinion.

In rendering this opinion, we have assumed the legal competency of all persons who executed the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties who executed the Documents, with the exception of Documents executed on behalf of the Company.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement and the Documents or any portion thereof.  The scope of the application of this opinion is limited solely to the Federal securities laws.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth herein, the Shares to be sold by the Company pursuant to the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares as required in the Registration Statement is received by the Company.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm, solely with respect to the issuance of this opinion, in the Prospectus which is a part of the Registration Statement.

Very truly yours,

The Mintz Fraade Law Firm, P.C.

By:

_/S/ Alan P. Fraade_

Alan P. Fraade